Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS AND STOCKHOLDERS

PARKWAY PROPERTIES, INC.

We have audited the accompanying combined balance sheets of Parkway Houston (the “Company”) as of December 31, 2015 and 2014, and the related combined statements of operations, changes in equity and cash flows for each of the three years in the period ended December 31, 2015. Our audits also included the accompanying combined financial statement schedule. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company at December 31, 2015 and 2014, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Indianapolis, Indiana

June 30, 2016

PARKWAY HOUSTON

COMBINED BALANCE SHEETS

(In thousands)

	December 31, 2015	December 31, 2014
Assets
Real estate related investments:
Office properties	$818,594	$772,957
Accumulated depreciation	(65,941)	(34,111)

Total real estate related investments, net	752,653	738,846

Condominium units	—	9,318
Cash and cash equivalents	11,961	7,992
Receivables and other assets	76,300	67,657
Intangible assets, net	24,439	41,550
Management contract intangibles, net	378	1,133

Total assets	$865,731	$866,496

Liabilities
Mortgage notes payable, net	$396,901	$407,211
Accounts payable and other liabilities	36,299	37,270
Below market leases, net of accumulated amortization of $36,175 and $18,586, respectively	23,465	41,054

Total liabilities	456,665	485,535

Equity
Parkway Equity	409,066	380,053
Noncontrolling interests	—	908

Total equity	409,066	380,961

Total liabilities and equity	$865,731	$866,496

See notes to combined financial statements.

PARKWAY HOUSTON

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,
	2015	2014	2013
Revenues
Income from office properties	$108,507	$123,172	$20,965
Management company income	9,891	23,971	17,526
Sale of condominium units	11,063	16,554	—

Total revenues	129,461	163,697	38,491

Expenses
Property operating expenses	45,385	54,856	9,119
Management company expenses	9,362	27,038	23,638
Cost of sales—condominium units	11,120	13,199	14
Depreciation and amortization	55,570	64,012	10,465
Impairment loss on management contracts	—	4,750	—
General and administrative	6,336	6,917	7,267

Total expenses	127,773	170,772	50,503

Operating income (loss)	1,688	(7,075)	(12,012)
Other income and expenses
Interest and other income	246	244	1,663
Interest expense	(16,088)	(16,252)	(3,296)

Loss before income taxes	(14,154)	(23,083)	(13,645)
Income tax (expense) benefit	(1,635)	180	1,276

Net loss	(15,789)	(22,903)	(12,369)
Net (income) loss attributable to noncontrolling interests	7	(148)	—

Net loss attributable to Parkway Houston	$(15,782)	$(23,051)	$(12,369)

See notes to combined financial statements.

PARKWAY HOUSTON

COMBINED STATEMENTS OF CHANGES IN EQUITY

(In thousands)

	Parkway Equity	Noncontrolling Interests	Total Equity
Balance at December 31, 2012	$146,987	$—	$146,987
Net loss	(12,369)	—	(12,369)
Contributions from Parkway, net	262,367	—	262,367
Contributions from noncontrolling interest holders in properties	—	3,050	3,050

Balance at December 31, 2013	$396,985	$3,050	$400,035
Net income (loss)	(23,051)	148	(22,903)
Distributions to noncontrolling interest holders in properties	—	(2,290)	(2,290)
Contributions from Parkway, net	6,119	—	6,119

Balance at December 31, 2014	$380,053	$908	$380,961
Net loss	(15,782)	(7)	(15,789)
Distributions to noncontrolling interest holders in properties	—	(901)	(901)
Contributions from Parkway, net	44,795	—	44,795

Balance at December 31, 2015	$409,066	$—	$409,066

See notes to combined financial statements.

PARKWAY HOUSTON

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2015	2014	2013
Operating activities
Net loss	$(15,789)	$(22,903)	$(12,369)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization of office properties	55,570	64,012	10,465
Amortization of management contracts, net	755	7,881	7,125
Amortization of below market leases, net	(16,937)	(16,118)	(1,826)
Amortization of financing costs	42	42	32
Amortization of debt premium, net	(3,992)	(3,940)	(93)
Deferred income tax expense (benefit)	363	(4,763)	(1,960)
Non-cash impairment loss on management contracts	—	4,750	—
Increase in deferred leasing costs	(7,735)	(14,661)	(563)
Changes in operating assets and liabilities:
Change in condominium units	9,318	10,582	—
Change in receivables and other assets	(9,369)	(20,396)	(3,610)
Change in accounts payable and other liabilities	630	(1,294)	6,398

Cash provided by operating activities	12,856	3,192	3,599

Investing activities
Improvements to real estate	(46,421)	(4,360)	(623)

Cash used in investing activities	(46,421)	(4,360)	(623)

Financing activities
Principal payments on mortgage notes payable	(6,360)	(3,547)	—
Proceeds from issuance of mortgage notes payable	—	—	80,000
Debt financing costs	—	—	(422)
Change in Parkway investment, net	44,795	4,573	(74,785)
Distributions to noncontrolling interest holders in properties	(901)	(2,290)	—

Cash provided by (used in) financing activities	37,534	(1,264)	4,793

Change in cash and cash equivalents	3,969	(2,432)	7,769
Cash and cash equivalents at beginning of year	7,992	10,424	2,655

Cash and cash equivalents at end of year	$11,961	$7,992	$10,424

See notes to combined financial statements.

PARKWAY HOUSTON

COMBINED STATEMENTS OF CASH FLOWS (continued)

(In thousands)

Supplemental Cash Flow Information and Schedule of Non-Cash Investing and Financing Activity

	Year Ended December 31,
	2015	2014	2013
Supplemental cash flow information:
Cash paid for interest	$20,064	$20,313	$19,775
Cash paid for income taxes	1,783	4,383	100
Supplemental schedule of non-cash investing and financing activity:
Real estate assets acquired in TPGI Merger	—	—	645,284
Intangible assets acquired in TPGI Merger	—	—	61,562
Condominium units acquired in TPGI Merger	—	—	19,900
Other assets acquired in TPGI Merger	—	—	19,294
Management contract intangibles acquired in TPGI Merger	—	—	1,889
Mortgage notes payable assumed in TPGI Merger	—	—	335,038
Below market leases assumed in TPGI Merger	—	—	50,152
Other liabilities assumed in TPGI Merger	—	—	22,537
Contributions from noncontrolling interests in condominium units	—	—	3,050
Contributions from Parkway, net	—	1,546	—

PARKWAY HOUSTON

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2015

Note 1—Organization

On April 28, 2016, the board of directors of Cousins Properties Incorporated, a Georgia corporation (“Cousins”), and the board of directors of Parkway Properties, Inc., a Maryland corporation (“Parkway”), each approved an agreement and plan of merger, dated as of April 28, 2016 (the “Merger Agreement”). Pursuant to the Merger Agreement, Cousins and Parkway will combine through a stock-for-stock merger (the “Merger”), followed by a spin-off (the “Distribution”) of the Houston-based assets of both companies (“Cousins Houston” and “Parkway Houston”, respectively) into a new publicly traded real estate investment trust (“REIT”) called Parkway, Inc. (“New Parkway”). Cousins Houston includes the combined accounts related to the office properties of Greenway Plaza and Post Oak Central, currently operated by subsidiaries of Cousins, and certain corporate costs. Parkway Houston includes the combined accounts related to the office properties of Phoenix Tower (for all periods presented), CityWestPlace and San Felipe Plaza (acquired on December 19, 2013), fee-based real estate services (for all periods presented) and the Murano residential condominium project (acquired on December 19, 2013), currently operated through subsidiaries of Parkway, and certain corporate costs. Unless the context otherwise requires, references to the “Company” refer to Parkway Houston. New Parkway is expected to operate and elect to be treated as a REIT under the Internal Revenue Code of 1986, as amended. REITs generally are not liable for federal corporate income taxes as long as they meet certain requirements and distribute at least 90% of their taxable income.

Following the Distribution, New Parkway will own five office properties with 8.7 million rentable square feet (unaudited) in the Galleria, Greenway and Westchase submarkets of Houston, Texas. In addition, New Parkway will provide fee-based real estate services through wholly owned subsidiaries, including Eola Office Partners, LLC (“Eola”), which in total managed and/or leased approximately 4.2 million square feet (unaudited) for primarily third-party owners at December 31, 2015 and will own certain other assets previously owned by Parkway.

As of December 31, 2015, New Parkway had not conducted any business as a separate company and has no material assets or liabilities. The operations of Parkway Houston, which will be transferred to New Parkway immediately following the effective time of the Merger, are presented as if the transferred business was Parkway Houston’s business for all historical periods described and at the carrying value of such assets and liabilities reflected in Parkway’s books and records.

Note 2—Basis of Presentation and Consolidation

The accompanying combined financial statements include the accounts of Parkway Houston presented on a combined basis as the ownership interests are currently under common control and ownership of Parkway. All significant intercompany balances and transactions have been eliminated.

These combined financial statements are derived from the books and records of Parkway and were carved out from Parkway at a carrying value reflective of such historical cost in such Parkway records. Parkway Houston’s historical financial results reflect charges for certain corporate costs and we believe such charges are reasonable; however, such results do not necessarily reflect what our expenses would have been had we been operating as a separate stand-alone public company. Costs of the services that were charged to us were based on either actual costs incurred or a proportion of costs estimated to be applicable to us. The historical combined financial information presented may therefore not be indicative of the results of operations, financial position or cash flows that would have been obtained if we had been an independent, stand-alone public company during the periods presented or of our future performance as an independent, stand-alone company.

Parkway Houston is a predecessor, as defined in applicable rules and regulations for the Securities and Exchange Commission (the “SEC”), to the Houston Business, which will commence operations on the date of the Distribution.

These combined financial statements reflect the consolidation of properties that are wholly owned or properties in which we own less than a 100% interest but that we control. Control of a property is demonstrated by, among other factors, our ability to refinance debt and sell the property without the consent of any other partner or owner and the inability of any other partner or owner to replace us. Eola, Phoenix Tower, CityWestPlace and San Felipe Plaza were all wholly owned for all periods presented.

Parkway Houston consolidates its Murano residential condominium project which it controls. Parkway Houston’s unaffiliated partner’s interest is reflected on its combined balance sheets under the “Noncontrolling Interests” caption. Parkway Houston’s partner has a stated ownership interest of 27%. Net proceeds from the project will be distributed, to the extent available, based on an order of preferences described in the partnership agreement. Parkway Houston may receive distributions, if any, in excess of its stated 73% ownership interest if certain return thresholds are met.

Note 3—Summary of Significant Accounting Policies

Real Estate Properties

Real estate properties are carried at cost less accumulated depreciation. Cost includes the carrying amount of Parkway Houston’s investment plus any additional consideration paid, liabilities assumed and improvements made subsequent to acquisition. Depreciation of buildings and building improvements is computed using the straight-line method over the estimated useful lives of the assets. Depreciation of tenant improvements, including personal property, is computed using the straight-line method over the lesser of the useful life or the term of the lease involved. Maintenance and repair expenses are charged to expense as incurred.

Parkway Houston evaluates its real estate assets for impairment upon occurrence of significant adverse changes in its operations to assess whether any impairment indicators are present that affect the recovery of the carrying amount. The carrying amount includes the net book value of tangible and intangible assets and liabilities. Real estate assets are classified as held for sale or held and used. Parkway Houston classifies certain assets as held for sale based on management having the authority and intent of entering into commitments for sale transactions to close in the next 12 months. Parkway Houston considers an office property as held for sale once it has executed a contract for sale, allowed the buyer to complete its due diligence review and received a substantial non-refundable deposit. Until a buyer has completed its due diligence review of the asset, necessary approvals have been received and substantive conditions to the buyer’s obligation to perform have been satisfied, Parkway Houston does not consider a sale to be probable. When Parkway Houston identifies an asset as held for sale, it estimates the net realizable value of such asset and discontinues recording depreciation on the asset. Parkway Houston records assets held for sale at the lower of the carrying amount or fair value less cost to sell. If the fair value of the asset net of estimated selling costs is less than the carrying amount, Parkway Houston records an impairment loss. With respect to assets classified as held and used, Parkway Houston recognizes an impairment loss if the carrying amount is not recoverable and exceeds the sum of undiscounted future cash flows expected to result from the use and eventual disposition of the asset. Upon impairment, Parkway Houston recognizes an impairment loss to reduce the carrying value of the real estate asset to the estimate of its fair value. The cash flow and fair value estimates are based on assumptions about employing the asset for its remaining useful life. Factors considered in projecting future cash flows include, but are not limited to: existing leases, future leasing and terminations, market rental rates, capital improvements, tenant improvements, leasing commissions, inflation, discount rates, capitalization rates and other known variables, and contractual purchase and sale agreements. This market information is considered a Level 2 or Level 3 input as defined by the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures”.

Parkway Houston recognizes gains or losses on sales of real estate at times and in amounts determined in accordance with the accounting guidance for sales of real estate. The guidance takes into account the terms of the transaction and any continuing involvement, including in the form of management, leasing of space or financial assistance associated with the properties. If the sales criteria for the full accrual method are not met, then Parkway Houston defers gain recognition and accounts for the transaction by applying the deposit, finance, installment or cost recovery methods, as appropriate.

Cash Equivalents

Parkway Houston considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Restricted Cash

Restricted cash, which is included in receivables and other assets, primarily consists of security deposits held on behalf of Parkway Houston’s tenants as well as capital improvements and real estate tax escrows required under certain loan agreements. There are restrictions on Parkway Houston’s ability to withdraw these funds other than for their specified usage.

Purchase Price Assignment

Parkway Houston assigns the purchase price of real estate to tangible and intangible assets and liabilities based on fair value. Tangible assets consist of land, building, garage, building improvements and tenant improvements. Intangible assets and liabilities consist of the value of above and below market leases, lease costs, the value of in-place leases and any value attributable to above or below market debt assumed with the acquisition.

Parkway Houston engages independent third-party appraisers to perform the valuations used to determine the fair value of these identifiable tangible and intangible assets. These valuations and appraisals use commonly employed valuation techniques, such as discounted cash flow analyses. Factors considered in these analyses include an estimate of costs during hypothetical expected lease-up periods considering current market conditions and costs to execute similar leases. Parkway Houston also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. Parkway Houston includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods depending on specific local market conditions and the type of property acquired. Additionally, Parkway Houston estimates costs to execute similar leases including leasing commissions, legal and other related expenses.

The fair value of above or below market in-place lease values is the present value of the difference between the contractual amount to be paid pursuant to the in-place lease and the estimated current market lease rate expected over the remaining non-cancelable life of the lease. The capitalized above market lease values are amortized as a reduction of rental income over the remaining term of the respective leases. The portion of the values of the leases associated with below-market renewal options that are likely to be exercised are amortized to rental income over the respective renewal. The capitalized below market lease values are amortized as an increase to rental income over the remaining term of the respective leases. Total amortization for above and below market leases was a net increase of rental income of $17.1 million, $16.3 million and $1.8 million for the years ended December 31, 2015, 2014 and 2013, respectively.

As of December 31, 2015, the remaining amortization of below market leases, net is projected as a net increase to rental income as follows (in thousands):

Amount
2016	$6,826
2017	4,254
2018	2,476
2019	2,113
2020	1,511
Thereafter	6,285

Total	$23,465

The fair value of in-place leases is the present value associated with re-leasing the in-place lease as if the property was vacant. Factors to be considered include estimates of costs during hypothetical expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating costs, Parkway Houston includes estimates of lost rentals at market rates during the expected lease-up periods. The value of at market in-place leases is amortized as a lease cost amortization expense over the expected life of the lease. Total amortization expense for the value of in-place leases was $16.7 million, $30.1 million and $4.3 million for the years ended December 31, 2015, 2014 and 2013, respectively.

As of December 31, 2015, the remaining amortization expense for the value of in-place leases is projected as follows (in thousands):

Amount
2016	$7,928
2017	4,481
2018	2,107
2019	1,532
2020	1,369
Thereafter	4,860

Total	$22,277

A separate component of the fair value of in-place leases is identified for the lease costs. The fair value of lease costs represents the estimated commissions and legal fees paid in connection with the current leases in place. Lease costs are amortized over the non-cancelable terms of the respective leases as lease cost amortization expense.

In no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. Should a customer terminate its lease, the unamortized portion of the tenant improvement, in-place lease value and lease cost intangibles would be charged to expense. Additionally, the unamortized portion of above market in-place leases would be recorded as a reduction to rental income and the below market in-place lease value would be recorded as an increase to rental income.

Parkway Houston calculates the fair value of mortgage notes payable by discounting the remaining contractual cash flows on each instrument at the current market rate for these borrowings.

Capitalization of Costs

Costs related to planning, developing, leasing and constructing a property, including costs of development personnel working directly on projects under development, are capitalized. In addition, Parkway Houston capitalizes interest to qualifying assets under development based on average accumulated expenditures outstanding during the period. In capitalizing interest to qualifying assets, Parkway Houston first uses the interest incurred on specific project debt, if any, and next uses Parkway Houston’s weighted average interest rate for non-project specific debt. Parkway Houston also capitalizes certain costs of leasing personnel in connection with the completion of leasing arrangements.

Allowance for Doubtful Accounts

Accounts receivable are reduced by an allowance for amounts that Parkway Houston estimates to be uncollectible. The receivable balance is comprised primarily of rent and expense reimbursement income due from the customers. Management evaluates the adequacy of the allowance for doubtful accounts considering such factors as the credit quality of the customers, delinquency of payment, historical trends and current economic conditions. Parkway Houston provides an allowance for doubtful accounts for customer balances that are over 90 days past due and for specific customer receivables for which collection is considered doubtful.

The components of allowance for doubtful accounts for the years ended December 31, 2015, 2014 and 2013 are as follows (in thousands):

	For the Year Ended December 31,
	2015	2014	2013
Beginning balance:	$38	$306	$136
Bad debt expense	261	88	351
Write-offs	(201)	(356)	(181)

Ending balance:	$98	$38	$306

Noncontrolling Interest

A noncontrolling interest in a subsidiary is in most cases an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements and separate from the parent company’s equity. In addition, consolidated net income is required to be reported as amounts that include the amounts attributable to both the parent and the noncontrolling interest and the amount of consolidated net income attributable to the parent and the noncontrolling interest are required to be disclosed on the face of the combined statements of operations.

Revenue Recognition

Revenue from real estate rentals is recognized on a straight-line basis over the noncancelable lease term at the inception of each respective lease in accordance with ASC 840, Leases. The cumulative difference between lease revenue recognized under this method and contractual lease payment terms is recorded as straight-line rent receivable on the accompanying balance sheets. The straight-line rent adjustment increased revenue by $13.9 million, $6.3 million and $841,000 in 2015, 2014 and 2013, respectively.

When Parkway Houston is the owner of the tenant improvements, the leased space is ready for its intended use when the tenant improvements are substantially completed, at which point revenue recognition begins. In limited instances, when the tenant is the owner of the customer improvements, straight-line rent is recognized when the tenant takes possession of the unimproved space.

The leases also typically provide for tenant reimbursement of a portion of common area maintenance, real estate taxes and other operating expenses. Property operating cost recoveries from customers (“expense reimbursements”) are recognized as revenue in the period in which the expenses are incurred. The computation of expense reimbursements is dependent on the provisions of individual customer leases. Most customers make monthly fixed payments of estimated expense reimbursements. Parkway Houston makes adjustments, positive or negative, to expense reimbursement income quarterly to adjust the recorded amounts to Parkway Houston’s best estimate of the final property operating costs based on the most recent annual estimate. After the end of the calendar year, Parkway Houston computes each customer’s final expense reimbursements and issues a bill or credit for the difference between the actual amount and the amounts billed monthly during the year. Differences between actual billed amounts and accrued amounts are considered immaterial.

Management company income represents market-based fees earned from providing management, construction, leasing, brokerage and acquisition services to unconsolidated joint ventures, related parties and third parties. Management fee income is computed and recorded monthly in accordance with the terms set forth in the management service agreements. Leasing and brokerage commissions, as well as salary and administrative fees, are recognized pursuant to the terms of the agreements at the time underlying leases are signed, which is the point at which the earnings process is complete and collection of fees is reasonably assured. Fees relating to the purchase or sale of property are recognized when the earnings process is complete and collection of fees is reasonably assured, which usually occurs at closing. All fees on company-owned properties are eliminated in consolidation. Parkway Houston recognizes fees earned from Parkway’s unconsolidated joint ventures in management company income.

Parkway Houston has one high-rise condominium project. Under the provisions of FASB ASC 360-20, “Property, Plant and Equipment” subsection “Real Estate and Sales,” revenue and costs for projects are recognized when all parties are bound by the terms of the contract, all consideration has been exchanged, any permanent financing for which the seller is responsible has been arranged and all conditions precedent to closing have been performed. This results in profit from the sale of condominium units recognized at closing. Revenue is recognized on the contract price of individual units. Total estimated costs are allocated to individual units which have closed on a relative value basis.

Amortization of Debt Origination Costs and Leasing Costs

Debt origination costs are deferred and amortized using a method that approximates the effective interest method over the term of the loan. Leasing costs are deferred and amortized using the straight-line method over the term of the respective lease.

Income Taxes

Parkway elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with its taxable year ended December 31, 1997. To qualify as a REIT, Parkway must meet a number of organizational and operational requirements, including a requirement that it distribute annually at least 90% of its “REIT taxable income,” subject to certain adjustments and excluding any net capital gain to its stockholders. It is management’s current intention to adhere to these requirements and maintain Parkway’s REIT status, and Parkway believes that it was in compliance with all REIT requirements at December 31, 2015. As a REIT, Parkway generally will not be subject to corporate level federal income tax on taxable income it distributes currently to its stockholders. If Parkway fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if Parkway qualifies for taxation as a REIT, Parkway may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed taxable income. The properties in the combined financial statements are owned directly or indirectly by partnerships, limited partnerships or limited liability companies and as a result, the allocated share of income or loss for each period is included in the income tax returns of the partners. In addition, taxable income from non-REIT activities managed through the taxable REIT subsidiary is subject to federal, state and local income taxes. Parkway provides for income taxes based on pretax income and applicable tax rates in the various jurisdictions in which it operates. The effective tax rate reflects the impact of earnings attributable to REIT operations and noncontrolling interests for which no U.S. income taxes have been provided.

Fair Value Measurements

Level 1 fair value inputs are quoted prices for identical assets or liabilities in active, liquid and visible markets such as stock exchanges. Level 2 fair value inputs are observable information for similar assets or liabilities in active or inactive markets, and appropriately consider counterparty creditworthiness in the valuations. Level 3 fair value inputs reflect Parkway Houston’s best estimate of inputs and assumptions market participants would use in pricing an asset or liability at the measurement date. These inputs are unobservable in the market and significant to the valuation estimate.

Impairment of Intangible Assets

During 2014, Parkway Houston evaluated certain qualitative factors and determined that it was necessary to apply the two-step quantitative impairment test under ASU 2011-8. During the year ended December 31, 2014, Parkway Houston determined that the undiscounted cash flows indicated that the carrying amounts of certain Eola Capital, LLC (“Eola Capital”) management contracts were not expected to be recovered and, as a result, Parkway Houston recorded a $4.8 million pre-tax non-cash impairment loss related to these management contracts which resulted in the entire remaining balance of the Eola Capital contracts being written off as of December 31, 2014. During the year ended December 31, 2015, no impairment losses were recorded on Parkway Houston’s intangible assets.

Segment Reporting

Parkway Houston’s primary business is the ownership and operation of office properties. Parkway Houston has accounted for each office property or groups of related office properties as an individual operating segment. Parkway Houston has aggregated the individual operating segments into a single reporting segment due to the fact that the individual operating segments have similar operating and economic characteristics, such as being leased by the square foot, sharing the same primary operating expenses and ancillary revenue opportunities and being cyclical in economic performance based on current supply and demand conditions. The individual operating segments are also similar in that revenues are derived from the leasing of office space to customers and each office property is managed and operated consistently in accordance with standard operating procedures. The range and type of customer uses of the properties is similar throughout the portfolio regardless of location or class of building and the needs and priorities of the customers do not vary widely from building to building. Therefore, the management responsibilities do not vary widely from location to location based on the size of the building, geographic location or class. The operations of the Management Company are separately presented in the Combined Statements of Operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although Parkway Houston believes the assumptions and estimates made are reasonable and appropriate, as discussed in the applicable sections throughout these combined financial statements, different assumptions and estimates could materially impact reported results. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions; therefore, changes in market conditions could impact Parkway Houston’s future operating results. Parkway Houston’s most significant estimates relate to impairments on real estate and other assets and purchase price assignments. Actual results could differ from these estimates.

Recent Accounting Pronouncements

Adopted

In February 2015, the FASB issued ASU No. 2015-02, “Amendments to the Consolidated Analysis.” This update amends consolidation guidance which makes changes to both the variable interest model and the voting model. The new standard specifically eliminates the presumption in the current voting model that a general partner controls a limited partnership or similar entity unless that presumption can be overcome. Generally, only a single limited partner that is able to exercise substantive kick-out rights will consolidate. Parkway Houston adopted this update on January 1, 2016. The new standard must be applied using a modified retrospective approach by recording either a cumulative-effect adjustment to equity as of the beginning of the period of adoption or retrospectively to each period presented. This did not have an impact on Parkway Houston’s financial statements.

In April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs.” This standard amends existing guidance to require the presentation of debt issuance costs in the balance sheet as a deduction from the carrying amount of the related debt liability instead of a deferred charge. Parkway Houston adopted this update on January 1, 2016. Retrospective application of the guidance set forth in this update is required and resulted in the classification of the deferred financing costs within the combined balance sheets as a direct deduction from the carrying amount of debt within total liabilities.

Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 will be effective for Parkway Houston’s fiscal year beginning as early as January 1, 2019 and subsequent interim periods. Management is currently assessing this guidance for future implementation.

Note 4—Real Estate Related Investments, Net

Included in Real Estate Related Investments are three office assets located in the Galleria, Greenway and Westchase submarkets of Houston, Texas, comprising six buildings and two adjacent parcels of land totaling approximately 3.1 million square feet (unaudited).

Balances of major classes of depreciable assets (in thousands) and their respective estimated useful lives are:

		December 31,
Asset Category	Estimated Useful Life	2015	2014
Land	Non-depreciable	$106,323	$106,323
Building and garage	40 years	600,562	600,562
Building improvements	7 to 40 years	14,426	4,174
Tenant improvements	Lesser of useful life or term of lease	97,283	61,898

		$818,594	$772,957

Depreciation expense related to these assets of $32.0 million, $28.8 million and $5.3 million was recognized in 2015, 2014 and 2013, respectively.

2013 Acquisitions

On December 19, 2013, in connection with Parkway’s merger transactions with TPGI (such transactions, the “TPGI Mergers”), Parkway Houston assumed TPGI’s ownership interest in two wholly owned office properties in Houston, Texas, CityWestPlace and San Felipe Plaza, and two parcels of land adjacent to CityWestPlace. The following table summarizes the aggregate purchase price assignment for CityWestPlace and San Felipe Plaza as of December 19, 2013 based on Level 2 and Level 3 inputs (in thousands):

Amount
Land	$97,132
Building	502,537
Tenant improvements	41,697
Lease commissions	27,847
Lease in place value	61,562
Above market leases	3,176
Below market leases	(53,382)
Mortgage debt assumed	(317,688)
Mortgage premium for mortgage assumed	(9,974)

Parkway Houston’s unaudited pro forma results of operations after giving to effect the purchases of CityWestPlace and San Felipe Plaza as if the purchases had occurred on January 1, 2013 is as follows (in thousands):

2013
Revenues	$138,828
Net loss attributable to Parkway Houston	(2,465)

2012 Acquisition

On December 20, 2012, Parkway completed the purchase of Phoenix Tower, an office tower located in the Greenway Plaza submarket of Houston, Texas, for a gross purchase price of $123.8 million. Phoenix Tower is a 26-story office tower that sits atop an eight-story parking garage. On February 20, 2013, Parkway obtained an $80.0 million non-recourse first mortgage loan secured by Phoenix Tower. The mortgage loan has a fixed interest rate of 3.9%, an initial 24-month interest only period and a maturity date of March 2023. See “Note 6—Mortgage Notes Payable” for additional details.

Contractual Obligations and Minimum Rental Receipts

Obligations for tenant improvement allowances and lease commission costs for leases in place and commitments for building improvements at December 31, 2015 are as follows (in thousands):

Amount
2016	$10,432
2017	37
2018	10
2019	—
2020	—
Thereafter	—

Total	$10,479

The following is a schedule by year of future minimum rental receipts under noncancelable leases for office buildings owned at December 31, 2015 (in thousands):

Amount
2016	$87,844
2017	81,416
2018	72,966
2019	68,629
2020	64,493
Thereafter	436,128

Total	$811,476

Parkway Houston is geographically concentrated in Houston, Texas. For the years ended December 31, 2015, 2014 and 2013, five, four and six tenants in the Parkway Houston portfolio, respectively, represented more than 5% of base rent.

Note 5—Intangible Assets, Net

The following table reflects the portion of the purchase price of office properties assigned to intangible assets, as discussed in “Note 3—Summary of Significant Accounting Policies.” The portion of the purchase price assigned to below market lease value and the related accumulated amortization is reflected in “Note 8—Accounts Payable and Other Liabilities.”

	December 31,
	2015	2014
	(In thousands)
Lease in place value	$73,064	$73,064
Accumulated amortization	(50,787)	(34,115)
Above market lease value	3,044	3,044
Accumulated amortization	(882)	(443)

	$24,439	$41,550

Note 6—Mortgage Notes Payable, Net

On February 20, 2013, Parkway obtained an $80.0 million non-recourse first mortgage loan secured by Phoenix Tower. The mortgage loan has a fixed interest rate of 3.9%, an initial 24-month interest only period and a maturity date of March 2023.

On December 19, 2013, in connection with the TPGI Mergers, Parkway assumed the existing first mortgage loans for CityWestPlace I & II, CityWestPlace III & IV, and San Felipe Plaza.

A summary of mortgage notes payable at December 31, 2015 and 2014 is as follows (dollars in thousands):

	Fixed Rate	Maturity Date	December 31,
Office Properties			2015	2014
Phoenix Tower	3.9%	03/01/2023	$78,555	$80,000
CityWestPlace I & II	6.2%	07/06/2016	114,460	116,111
CityWestPlace III & IV	5.0%	03/05/2020	90,334	91,889
San Felipe Plaza	4.8%	12/01/2018	107,877	109,585
Unamortized premium, net			5,981	9,974
Unamortized debt issuance costs, net			(306)	(348)

Total mortgage notes payable, net			$396,901	$407,211

The aggregate annual maturities of mortgage notes payable at December 31, 2015 are as follows (in thousands):

Amount
2016	$119,879
2017	5,670
2018	108,166
2019	4,138
2020	85,602
Thereafter	67,771

Total principal maturities	391,226
Unamortized premium, net	5,981
Unamortized debt issuance costs, net	(306)

Total Mortgage Notes Payable, net	$396,901

The fair value of mortgage notes payable was $394.3 million and $397.7 million as of December 31, 2015 and 2014, respectively. The fair value was determined using Level 2 inputs.

Note 7—Receivables and Other Assets

The following represents the composition of Receivables and Other Assets as of December 31, 2015 and 2014:

	December 31,
	2015	2014
	(In thousands)
Rents and fees receivable	$300	$2,093
Allowance for doubtful accounts	(98)	(38)
Straight-line rent receivable	21,073	7,149
Other receivables	3,593	5,852
Lease costs, net of accumulated amortization of $13,257 and $6,247, respectively	40,451	39,929
Escrow and other deposits	1,865	3,383
Prepaid expenses	482	585
Cost method investment	3,500	3,500
Deferred tax asset, non current	4,999	5,040
Other assets	135	164

	$76,300	$67,657

Note 8—Accounts Payable and Other Liabilities

The following represents the composition of Accounts Payable and Other Liabilities as of December 31, 2015 and 2014:

	December 31,
	2015	2014
	(In thousands)
Accounts payable and accrued expenses	$17,065	$14,851
Accrued property taxes	9,300	14,832
Prepaid rents	5,319	3,304
Security deposits	1,052	821
Deferred tax liability	793	470
Accrued payroll	1,248	1,446
Interest payable	1,522	1,546

	$36,299	$37,270

Note 9—Income Taxes

As a REIT, Parkway generally will not be subject to corporate level U.S. federal income tax on taxable income it distributes currently to its stockholders. If Parkway fails to qualify as a REIT in any taxable year, it will be subject to U.S. federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if Parkway qualifies for taxation as a REIT, Parkway may be subject to certain state and local taxes on its income and property, and to U.S. federal income taxes on its undistributed taxable income.

The properties in the combined financial statements are owned directly or indirectly by a limited partnership or limited liability companies and as a result, the allocated share of income or loss for each period is included in the income tax returns of the partners.

Parkway Houston has certain entities as taxable REIT subsidiaries (“TRSs”), which are tax paying entities for income tax purposes and are taxed separately from Parkway Houston. TRSs may participate in non-real estate related activities and/or perform non-customary services for customers and are subject to U.S. federal and state income tax at regular corporate tax rates. The income tax benefit (expense) and related income tax assets and liabilities are based on actual and expected future income.

As of December 31, 2015 and 2014, Parkway Houston recorded net deferred tax assets of $4.2 million and $4.6 million, respectively, related to the TRSs. Deferred tax assets generally represent items that can be used as a tax deduction in Parkway Houston’s tax returns in future years for which Parkway Houston has already recorded a tax benefit in its combined statements of operations.

The significant components of the net deferred tax assets (liabilities) as of December 31, 2015 and 2014 are as follows (in thousands):

	December 31,
	2015	2014
	(In thousands)
Deferred tax assets
Capitalizable transaction costs	$667	$784
Contingent consideration	1,198	1,411
Management contracts	2,022	2,377
Condominium sales	1,064	331
Other	48	137

Total deferred tax assets	4,999	5,040

Deferred tax liabilities
Cost method investment	670	470
Other	123	—

Total deferred tax liabilities	793	470

Total deferred tax assets, net	$4,206	$4,570

FASB ASC 740-10-30 “Accounting for Income Taxes” subsection “Initial Measurement,” requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax asset will not be realized. In determining whether the deferred tax asset is realizable, Parkway Houston considers all available positive and negative evidence, including future reversal of existing taxable temporary differences, carryback potential, tax-planning strategies and its ability to generate sufficient taxable income in future years. As of December 31, 2015, Parkway Houston concludes that a valuation allowance against its deferred tax asset is not necessary.

The components of income tax benefit (expense) for the years ended December 31, 2015, 2014 and 2013 are as follows (in thousands):

	For the Year Ended
	December 31,
	2015	2014	2013
Current:
Federal	$(853)	$(2,870)	$(490)
State	(418)	(1,713)	(194)

Total current	(1,271)	(4,583)	(684)

Deferred:
Federal	124	3,868	1,582
State	(488)	895	378

Total deferred	(364)	4,763	1,960

Total income tax (expense) benefit	$(1,635)	$180	$1,276

The reconciliation of income tax expense computed at the U.S. statutory income tax rate and the income tax expense in the combined statements of operations is shown below (in thousands):

	For the Years Ended December 31,
	2015		2014		2013
	Amount	Percentage	Amount	Percentage	Amount	Percentage
Pre-tax income (loss) from continuing operations	$4,812	34.0%	$7,848	34.0%	$4,639	34.0%
Pass-through earnings without income tax provision	(5,596)	(39.5)%	(7,003)	(30.3)%	(2,649)	(19.4)%
Noncontrolling interest	(2)	—%	50	0.2%	—	—%
State income tax, net of federal tax benefit	(510)	(3.6)%	(778)	(3.4)%	58	0.4%
Effect of permanent differences	(6)	—%	(41)	(0.2)%	(291)	(2.1)%
Valuation allowance	—	—%	479	2.1%	(479)	(3.5)%
Cost method investment	—	—%	(422)	(1.8)%	—	—%
Other	(333)	(2.4)%	47	0.2%	(2)	—%

Total income tax (expense) benefit	$(1,635)	(11.5)%	$180	0.8%	$1,276	9.4%

FASB ASC 740-10-25, “Accounting for Income Taxes” subsection “Recognition,” clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements. The interpretation prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Parkway Houston’s policy is to recognize interest and penalties related to unrecognized tax benefits as components of income tax expense. As of December 31, 2015, there was no material unrecognized tax benefits and we do not anticipate a significant change to the total amount of unrecognized tax benefits within the next 12 months.

Note 10—Commitments and Contingencies

Parkway Houston and its subsidiaries are, from time to time, parties to litigation arising from the ordinary course of business. Parkway Houston does not believe that any such litigation will materially affect its financial position or operations.

Parkway Houston holds a 1% limited partnership interest in 2121 Market Street Associates LLC (“2121 Market Street”), which it acquired in the TPGI Mergers. A mortgage loan secured by a first trust deed on 2121 Market Street is guaranteed by Parkway Houston up to a maximum amount of $14.0 million expiring in December 2022.

Note 11—Related Party Transactions

On May 18, 2011, Parkway closed on the Contribution Agreement pursuant to which Eola Capital contributed its property management company (the “Management Company”) to Parkway. In connection with the Eola Capital contribution of its Management Company to Parkway, a subsidiary of Parkway made a $3.5 million preferred equity investment in an entity 21% owned by Mr. James R. Heistand, and which is included in receivables and other assets on Parkway Houston’s combined balance sheets. This investment provides that Parkway will be paid a preferred equity return equal to 7% per annum of the preferred equity outstanding. In 2015, 2014 and 2013 Parkway received preferred equity distributions on this investment in the aggregate amounts of approximately $245,000, $265,000 and $225,000, respectively. This preferred equity investment was approved by the board of directors of Parkway and is recorded as a cost method investment in receivables and other assets on the combined balance sheets.

Certain of Parkway’s executive officers own interests in properties that are managed and leased by the Management Company. Parkway Houston recorded $398,000, $3.5 million and $4.0 million in management fees and $869,000, $8.8 million and $10.2 million in reimbursements related to the management and leasing of these assets for the years ended December 31, 2015, 2014 and 2013, respectively. For the years ended December 31, 2015, 2014 and 2013, Parkway Houston recorded management fees and reimbursements, net of elimination, related to the unconsolidated joint ventures of Parkway of $384,000, $4.2 million and zero, respectively.

On December 8, 2014, Parkway Houston sold the retail unit at its Murano residential condominium project to its unaffiliated joint venture partner in the project for a gross sales price of $3.5 million.

For the year ended December 31, 2013, Parkway Properties LP (“Parkway LP”) recognized interest income of approximately $1.3 million related to an $80.0 million bridge loan issued by Parkway LP to TPGI in connection with the TPGI Mergers.

As discussed in Note 1, the accompanying combined financial statements present the operations of Parkway Houston as carved out from the financial statements of Parkway. Transactions between the entities have been eliminated in the combined presentation. The combined financial statements include payroll costs and benefits for on-site personnel employed by Parkway. These costs are reflected in property operating expenses on the combined statements of operations. A summary of these for each of the periods presented is as follows (in thousands):

	For the Year Ended December 31,
	2015	2014	2013
Charged to property operating expense:
Direct payroll charges	$2,747	$2,823	$568
Management fees	2,298	3,087	452

Total	$5,045	$5,910	$1,020

Lease commissions and development fees paid to Parkway’s personnel and other leasing costs incurred by Parkway Houston are capitalized and amortized over the respective lease term. For the years ended December 31, 2015, 2014, and 2013, Parkway Houston capitalized $1.6 million, $982,000 and $88,000, respectively, in commissions and other leasing costs to the properties.

The expenses charged to Parkway Houston for these services are not necessarily indicative of the expenses that would have been incurred had Parkway Houston been a separate, independent entity.

Note 12—Subsequent Events

On April 6, 2016, Parkway paid in full the $114.0 million mortgage debt secured by CityWestPlace I & II.

Note 13—Subsequent Events (unaudited)

The Merger was consummated on October 6, 2016, and the Distribution was completed on October 7, 2016.

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2015

(In thousands)

		Initial Cost to Parkway Houston
Description	Encumbrances (1)	Land	Building and Improvements	Subsequent Capitalized Costs	Total Real Estate
Texas
Phoenix Tower	$78,555	$9,191	$98,183	$15,083	$122,457
CityWestPlace	204,794	56,785	295,869	73,418	426,072
San Felipe Plaza	107,877	40,347	206,510	22,822	269,679
Other
Corporate	—	—	—	386	386

Total Real Estate Owned	$391,226	$106,323	$600,562	$111,709	$818,594

(1)	Encumbrances represent face amount of mortgage debt and exclude any premiums or discounts.

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2015

(In thousands)

	Gross Amount at Which Carried at Close of Period
Description	Land	Building and Improvements	Total (1)	Accumulated Depreciation	Net Book Value of Real Estate	Year Acquired	Year Constructed	Depreciable Lives (Yrs.)
Texas
Phoenix Tower	$9,191	$113,266	$122,457	$13,949	$108,508	2012	1984		(2)
CityWestPlace	56,785	369,287	426,072	35,075	390,997	2013	1993-2001		(2)
San Felipe Plaza	40,347	229,332	269,679	16,842	252,837	2013	1984		(2)
Other
Corporate	—	386	386	75	311	N/A	N/A	N/A

Total Real Estate Owned	$106,323	$712,271	$818,594	$65,941	$752,653

(1)	The aggregate cost for federal income tax purposes was approximately $682.5 million (unaudited).
(2)	Depreciation of buildings is 40 years from acquisition date.

NOTE TO SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION

At December 31, 2015, 2014 and 2013

(In thousands)

A summary of activity for real estate and accumulated depreciation is as follows:

	December 31,
	2015	2014	2013
Real Estate:
Office Properties:
Balance at beginning of year	$772,957	$763,126	$115,759
Acquisitions and improvements	45,637	9,831	647,429
Real estate disposed	—	—	(62)

Balance at close of year	$818,594	$772,957	$763,126

Accumulated Depreciation:
Balance at beginning of year	$34,111	$5,278	$—
Depreciation expense	32,015	28,751	5,340
Real estate disposed	—	—	(62)
Other adjustments	(185)	82	—

Balance at close of year	$65,941	$34,111	$5,278